UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person

    Danziger, Itzhak
    32 Ahi Dakar St.
    Raamana ISRAEL  43259

2. Date of Event Requiring Statement (Month/Day/Year)

   11/10/98

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   COMVERSE TECHNOLOGY, INC, -- CMVT

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                           |                      |                |                                               |

-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Insentive Stock Options | 05/25   |05/25/05 | Common Stock          | 6,250   | $13.50   |      D      |                           |
 (right to buy)         |   /99   |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Insentive Stock Options |         |07/15/06 | Common Stock          | 5,000   | $23.75   |      D      |                           |
 (right to buy)         | (1)     |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Insentive Stock Options |         |05/28/07 | Common Stock          | 50,000  | $44.25   |      D      |                           |
 (right to buy)         | (1)     |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Insentive Stock Options |         |01/27/08 | Common Stock          |125,000  | $31.25   |      D      |                           |
 (right to buy)         | (1)     |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Insentive Stock Options |         |10/09/08 | Common Stock          | 50,000  | $30.00   |      D      |                           |
 (right to buy)         | (1)     |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  These options become exercisable incrementally over various vesting dates.

SIGNATURE OF REPORTING PERSON

/s/ Itzhak Danziger
--------------------
Itzhak Danziger

DATE
12/7/98